As filed with the Securities and Exchange Commission on May 16, 2012
Registration No. 333-177761

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
____________________

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-3

____________________
THOMAS & BETTS CORPORATION
(Exact Name of Registrant as Specified in its Charter)

Tennessee		22-1326940
(State of Other Jurisdiction of Incorporation or Organization)		(I.R.S. Employer Identification No.)
8155 T&B Boulevard Memphis, Tennessee 38125
(Address of Principal Executive Offices)

____________________

W. David Smith, Jr., Esq. Chief Compliance Officer, Assistant General Counsel and Assistant Secretary Thomas & Betts Corporation 8155 T&B Boulevard Memphis, Tennessee 38125 (901) 252-8000
(Name, Address and Telephone Number, Including Area Code, of Agent for Service)

____________________

Approximate date of commencement of proposed sale to the public: Not applicable.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐

Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment (this “Post-Effective Amendment”) relates to the Registration Statement of Thomas & Betts Corporation (the “Company”) on Form S-3 (File 333-177761) filed with the Securities and Exchange Commission on November 4, 2011 (the “Registration Statement”), which registered an unspecified amount of the Company’s common stock, par value $0.10 per share (“Company common stock”).

On May 16, 2012, pursuant to the Agreement and Plan of Merger (the “Merger Agreement”), dated as of January 29, 2012, by and among the Registrant, ABB Ltd (“ABB”) and Edison Acquisition Corporation, a wholly-owned indirect subsidiary of ABB (“Merger Sub”), Merger Sub was merged with and into the Registrant, with the Registrant continuing as the surviving corporation and as a wholly-owned indirect subsidiary of ABB (the “Merger”).

As a result of the Merger, the Registrant has terminated any offerings of securities pursuant to the Registration Statement.  In accordance with undertakings made by the Registrant in the Registration Statement to remove from registration, by means of a Post-Effective Amendment, any of the securities that had been registered for issuance but that remain unsold at the termination of the offering, the Registrant hereby removes from registration any securities of the Registrant registered but unsold under the Registration Statement as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant, Thomas & Betts Corporation, certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Memphis, State of Tennessee, on May 16, 2012.  No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933.

THOMAS & BETTS CORPORATION

By:	/s/ W. David Smith, Jr.
	Name:	W. David Smith, Jr.
	Title:	Assistant Secretary and Assistant General Counsel